Exhibit 99.1

Atkore Inc. Announces Third Quarter 2022 Results

•Net sales of $1,061.6 million, up 24.4% versus prior year
•Net income per diluted share increased by $2.10 versus prior year to $5.74; Adjusted net income per diluted share increased by $2.11 versus prior year to $6.07
•Net income increased by $79.0 million versus prior year to $254.3 million; Adjusted EBITDA increased by $103.3 million versus prior year to $377.5 million
•Full-year Net sales expected to be up approximately 32 percent compared to fiscal year 2021
•Full-year Adjusted EBITDA outlook increased $1,322 - $1,342 million; Full-year Adjusted net income per diluted share outlook increased to $20.89 - $21.24

HARVEY, IL. — August 2, 2022 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2022 third quarter ended June 24, 2022.

“Atkore delivered year-over-year earnings growth and margin expansion in both Electrical and Safety & Infrastructure,” said Bill Waltz, Atkore President and Chief Executive Officer. “Our performance demonstrates the strength of the Atkore Business System and our industry-leading solutions, as well as our team’s continued dedication to supporting our customers. We also continued our strong track record of strategically expanding our business in projected high-growth markets by acquiring United Poly Systems to build on our HDPE (high-density polyethylene) conduit portfolio. We are confident that we are well positioned to capitalize on future growth opportunities and deliver excellent service to our customers.”

Waltz continued, “Our strong balance sheet provides us with the flexibility to continue to pursue organic and inorganic growth opportunities while returning capital to shareholders. In addition to United Poly Systems, we acquired a facility in Dallas, Texas that we expect to use to increase our capacity for HDPE conduit and other products, and to build a new regional distribution center that is expected to begin operating in 2024 or 2025. In addition, we have already repurchased $500 million in shares in fiscal 2022 inclusive of repurchases completed so far in the fourth quarter of fiscal year 2022. We are ahead of schedule on our plan announced last November to deploy more than $1 billion over the next two to three years in order to continue to build our leading portfolio, expand in adjacent markets and deliver significant value to shareholders.”

2022 Third Quarter Results

	Three months ended
(in thousands)	June 24, 2022	June 25, 2021	Change	% Change
Net sales
Electrical	$821,566	$661,163	$160,403	24.3%
Safety & Infrastructure	241,909	193,492	48,417	25.0%
Eliminations	(1,885)	(997)	(888)	89.1%
Consolidated operations	$1,061,590	$853,658	$207,932	24.4%

Net income	$254,313	$175,297	$79,016	45.1%

Adjusted EBITDA
Electrical	$351,466	$267,824	$83,642	31.2%
Safety & Infrastructure	45,669	22,365	23,304	104.2%
Unallocated	(19,605)	(15,925)	(3,680)	23.1%
Consolidated operations	$377,530	$274,264	$103,266	37.7%

Exhibit 99.1

Net sales increased by $207.9 million, or 24.4%, to $1,061.6 million for the three months ended June 24, 2022, compared to $853.7 million for the three months ended June 25, 2021. The increase in net sales is primarily attributed to increased average selling prices across the Company’s products of $244.0 million which were mostly driven by the PVC pipe and conduit product category within the Electrical segment and increased net sales of $13.8 million from companies acquired during fiscal 2021 and fiscal 2022. These increases are offset by decreased sales volume of $43.9 million across varying product categories within both the Electrical and the Safety & Infrastructure segments. Pricing for PVC products, as well as other parts of the business, is expected to return to more normal historical levels over time, but that time is uncertain.

Gross profit increased by $115.1 million, or 33.9%, to $454.3 million for the three months ended June 24, 2022, as compared to $339.3 million for the prior-year period. Gross margin increased to 42.8% for the three months ended June 24, 2022, as compared to 39.7% for the prior-year period. Gross profit increased primarily due to higher average selling prices of $244.0 million, partially offset by higher input costs of steel, copper and PVC resin of $98.0 million.

Net income increased by $79.0 million, or 45.1%, to $254.3 million for the three months ended June 24, 2022 compared to $175.3 million for the prior-year period primarily due to higher gross profit and lower interest expense, partially offset by higher selling, general and administrative costs, and income tax expense.

Adjusted EBITDA increased by $103.3 million, or 37.7%, to $377.5 million for the three months ended June 24, 2022 compared to $274.3 million for the three months ended June 25, 2021. The increase was primarily due to higher gross profit.

Net income per diluted share prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $5.74 for the three months ended June 24, 2022, as compared to $3.64 in the prior-year period. Adjusted net income per diluted share increased by $2.11 to $6.07 for the three months ended June 24, 2022, as compared to $3.96 in the prior year period. The increase in diluted earnings per share and adjusted net income per share is primarily attributed to higher net income.

Segment Results

Electrical

Net sales increased by $160.4 million, or 24.3%, to $821.6 million for the three months ended June 24, 2022 compared to $661.2 million for the three months ended June 25, 2021. The increase in net sales is primarily attributed to increased average selling prices of $200.1 million which were mostly driven by the plastic pipe and conduit product category and increased net sales of $6.9 million from companies acquired during fiscal 2021 and fiscal 2022. These increases are offset by decreased sales volume of $41.2 million across varying product categories. Pricing for PVC products, as well as other parts of the business, is expected to return to more normal historical levels over time, but that time is uncertain.

Adjusted EBITDA for the three months ended June 24, 2022 increased by $83.6 million, or 31.2%, to $351.5 million from $267.8 million for the three months ended June 25, 2021. Adjusted EBITDA margins increased to 42.8% for the three months ended June 24, 2022 compared to 40.5% for the three months ended June 25, 2021. The increase in Adjusted EBITDA and Adjusted EBITDA margins was largely due to higher average selling prices over input costs.

Safety & Infrastructure

Net sales increased by $48.4 million, or 25.0%, for the three months ended June 24, 2022 to $241.9 million compared to $193.5 million for the three months ended June 25, 2021. The increase is primarily attributed to increased average selling prices of $43.9 million driven by higher input costs of steel and

Exhibit 99.1

increased net sales of $6.9 million from companies acquired during fiscal 2022 partially offset by lower volumes of $2.8 million primarily across various steel product categories.

Adjusted EBITDA increased by $23.3 million, or 104.2%, to $45.7 million for the three months ended June 24, 2022 compared to $22.4 million for the three months ended June 25, 2021. Adjusted EBITDA margins increased to 18.9% for the three months ended June 24, 2022 compared to 11.6% for the three months ended June 25, 2021. The Adjusted EBITDA increase is primarily due to the price increases, partially offset by lower volume, discussed above.

Full-Year Outlook

The Company is updating its outlook for Adjusted EBITDA and Adjusted net income per diluted share for fiscal year 2022. The Company expects Net Sales to be up approximately 32 percent versus fiscal year 2021. The Company expects Adjusted EBITDA to be in the range of $1,322 million to $1,342 million, and Adjusted net income per diluted share to be in the range of $20.89 - $21.24.

The Company also continues to support its perspective on fiscal year 2023 provided previously in May 2022. The Company estimates fiscal year 2023 Adjusted EBITDA to be approximately $800 million to $900 million. The Company notes that this perspective may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Reconciliations of the forward-looking full-year 2022 outlook for Adjusted EBITDA and Adjusted net income per diluted share, and perspective for full-year 2023 Adjusted EBITDA are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Conference Call Information

Atkore management will host a conference call today, August 2, 2022, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (888) 330-2446 (domestic) or (240) 789-2732 (international). The call will be available for replay until August 22, 2022. The replay can be accessed by dialing (800) 770-2030 for domestic callers, or for international callers, (647) 362-9199. The passcode for the live call and the replay is 5592214.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the Company’s website at https://investors.atkore.com.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.
Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Exhibit 99.1

Investor Contact:
John Deitzer
Vice President - Treasury & Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 18, 2021 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (“COVID-19”) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort

Exhibit 99.1

and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increases in the complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other risks and factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before income taxes, adjusted to exclude unallocated expenses, depreciation and amortization, interest expense, net, stock-based compensation, loss on extinguishment of debt, certain legal matters, and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, gain on purchase of business, restructuring costs and transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the

Exhibit 99.1

corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before stock-based compensation, loss on extinguishment of debt, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of stock-based compensation, intangible asset amortization, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month (“TTM”) basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define free cash flow as net cash provided by (used in) operating activities, less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share data)	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Net sales	$1,061,590	$853,658	$2,884,963	$2,004,283
Cost of sales	607,267	514,385	1,659,416	1,235,970
Gross profit	454,323	339,273	1,225,547	768,313
Selling, general and administrative	95,952	81,832	263,020	210,250
Intangible asset amortization	8,624	8,707	25,554	25,063
Operating income	349,747	248,734	936,973	533,000
Interest expense, net	7,243	8,090	21,676	24,760
Loss on extinguishment of debt	—	4,202		4,202
Other income, net	150	(509)	(964)	(8,180)
Income before income taxes	342,354	236,951	916,261	512,218
Income tax expense	88,041	61,654	223,630	126,922
Net income	$254,313	$175,297	$692,631	$385,296

Net income per share
Basic	$5.81	$3.69	$15.30	$8.08
Diluted	$5.74	$3.64	$15.10	$7.95

ATKORE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 24, 2022	September 30, 2021
Assets
Current Assets:
Cash and cash equivalents	$186,650	$576,289
Accounts receivable, less allowance for current and expected credit losses of $4,204 and $2,510, respectively	737,319	524,926
Inventories, net	444,661	285,989
Prepaid expenses and other current assets	65,076	34,248
Total current assets	1,433,706	1,421,452
Property, plant and equipment, net	343,337	275,622
Intangible assets, net	351,477	241,204
Goodwill	281,949	199,048
Right-of-use assets, net	42,124	41,113
Deferred tax assets	29,431	29,693
Other long-term assets	2,027	1,967
Total Assets	$2,484,051	$2,210,099
Liabilities and Equity
Current Liabilities:
Accounts payable	275,367	243,164
Income tax payable	10,176	72,953
Accrued compensation and employee benefits	48,927	57,437
Customer liabilities	95,435	80,324
Lease obligations	11,336	11,785
Other current liabilities	76,913	59,273
Total current liabilities	518,154	524,936
Long-term debt	759,999	758,386
Long-term lease obligations	31,714	30,236
Deferred tax liabilities	16,881	16,746
Pension liabilities	1,854	3,819
Other long-term liabilities	15,440	11,240
Total Liabilities	1,344,042	1,345,363
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 42,530,966 and 45,997,159 shares issued and outstanding, respectively	426	461
Treasury stock, held at cost, 290,600 and 290,600 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	496,785	506,921
Retained earnings	684,400	388,660
Accumulated other comprehensive loss	(39,022)	(28,726)
Total Equity	1,140,009	864,736
Total Liabilities and Equity	$2,484,051	$2,210,099

ATKORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 24, 2022	June 25, 2021
Operating activities:
Net income	$692,631	$385,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,467	58,475
Deferred income taxes	(12,649)	17,939
Stock-based compensation	14,180	14,158
Amortization of right-of-use assets	9,868	10,545
Loss on extinguishment of debt	—	4,202
Other non-cash adjustments to net income	13,268	(964)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(189,306)	(217,583)
Inventories	(152,705)	(32,556)
Prepaid expenses and other current assets	(17,236)	(7,081)
Accounts payable	15,598	69,353
Accrued and other liabilities	13,063	35,665
Income taxes	(76,996)	(15,023)
Other, net	1,592	(3,805)
Net cash provided by operating activities	371,776	318,621
Investing activities:
Capital expenditures	(81,990)	(34,242)
Proceeds from sale of properties and equipment	658	3,117
Acquisition of businesses, net of cash acquired	(255,361)	(43,195)
Other, net	—	17
Net cash used in investing activities	(336,693)	(74,303)
Financing activities:
Repayments of long-term debt	—	(812,120)
Proceeds from issuance of long-term debt	—	798,000
Payment for debt financing costs and fees	—	(11,294)
Issuance of common stock, net of shares withheld for tax	(24,312)	65
Repurchase of common stock	(396,929)	(110,063)
Net cash used for financing activities	(421,241)	(135,412)
Effects of foreign exchange rate changes on cash and cash equivalents	(3,481)	3,765
(Decrease) Increase in cash and cash equivalents	(389,639)	112,671
Cash and cash equivalents at beginning of period	576,289	284,471
Cash and cash equivalents at end of period	$186,650	$397,142

	Nine months ended
(in thousands)	June 24, 2022	June 25, 2021
Supplementary Cash Flow information
Capital expenditures, not yet paid	$5,212	$457
Operating lease right-of-use assets obtained in exchange for lease liabilities	$2,919	$2,630
Acquisitions of businesses, not yet paid	$3,266	$—
Free Cash Flow:
Net cash provided by operating activities	$371,776	$318,621
Capital expenditures	(81,990)	(34,242)
Free Cash Flow:	$289,786	$284,379

ATKORE INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands)	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Net income	$254,313	$175,297	$692,631	$385,296
Interest expense, net	7,243	8,090	21,676	24,760
Income tax expense	88,041	61,654	223,630	126,922
Depreciation and amortization	20,428	20,166	60,467	58,475
Stock-based compensation	4,625	3,768	14,180	14,158
Loss on extinguishment of debt	—	4,202	—	4,202
Transaction costs	1,708	287	3,274	646
Other (a)	1,172	800	848	(9,840)
Adjusted EBITDA	$377,530	$274,264	$1,016,706	$604,619

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, and restructuring costs.

ATKORE INC.
SEGMENT INFORMATION

The following table presents reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	June 24, 2022			June 25, 2021
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$821,566	$351,466	42.8%	$661,163	$267,824	40.5%
Safety & Infrastructure	241,909	45,669	18.9%	193,492	22,365	11.6%
Eliminations	(1,885)			(997)
Consolidated operations	$1,061,590			$853,658

	Nine months ended
	June 24, 2022			June 25, 2021
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$2,220,482	$961,983	43.3%	$1,535,808	$589,923	38.4%
Safety & Infrastructure	666,704	102,018	15.3%	470,957	52,810	11.2%
Eliminations	(2,223)			(2,482)
Consolidated operations	$2,884,963			$2,004,283

ATKORE INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Nine months ended
(in thousands, except per share data)	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Net income	$254,313	$175,297	$692,631	$385,296
Stock-based compensation	4,625	3,768	14,180	14,158
Intangible asset amortization	8,624	8,707	25,554	25,063
Loss on extinguishment of debt	—	4,202	—	4,202
Other (a)	1,028	(863)	108	(11,860)
Pre-tax adjustments to net income	14,277	15,814	39,842	31,563
Tax effect	(3,569)	(3,954)	(9,960)	(7,891)
Adjusted net income	$265,021	$187,157	$722,513	$408,968

Diluted weighted average common shares outstanding	43,630	47,286	45,131	47,513
Net income per diluted share	$5.74	$3.64	$15.10	$7.95
Adjusted net income per diluted share	$6.07	$3.96	$16.01	$8.61

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.

ATKORE INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	June 24, 2022		March 25, 2022		December 24, 2021		September 30, 2021		June 25, 2021		March 26, 2021
Short-term debt and current maturities of long-term debt	$—		$—		$—		$—		$4,000		$—
Long-term debt	759,999		759,461		758,924		758,386		780,489		765,049
Total debt	759,999		759,461		758,924		758,386		784,489		765,049
Less cash and cash equivalents	186,650		390,399		498,959		576,289		397,142		304,469
Net debt	$573,349		$369,062		$259,965		$182,097		$387,347		$460,580

TTM Adjusted EBITDA (a)	$1,309,637		$1,206,371		$1,053,570		$897,547		$702,815		$492,274

Total debt/TTM Adjusted EBITDA	0.6	x	0.6	x	0.7	x	0.8	x	1.1	x	1.6	x
Net debt/TTM Adjusted EBITDA	0.4	x	0.3	x	0.2	x	0.2	x	0.6	x	0.9	x

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended March 25, 2022 can be found in Exhibit 99.1 to form 8-K filed May 3, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended December 24, 2021 can be found in Exhibit 99.1 to form 8-K filed January 31, 2022 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended June 25, 2021 can be found in Exhibit 99.1 to form 8-K filed August 3, 2021 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the quarter ended March 26, 2021 can be found in Exhibit 99.1 to form 8-k filed April 29, 2021 and is incorporated by reference herein. The reconciliation of Adjusted EBITDA for the year ended September 30, 2021 and September 30, 2020 can be found in Exhibit 99.1 to form 8-K filed November 18, 2021 and is incorporated by reference herein.

ATKORE INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months (TTM) ended June 24, 2022:

	TTM	Three months ended
(in thousands)	June 24, 2022	June 24, 2022	March 25, 2022	December 24, 2021	September 30, 2021
Net income	$895,194	$254,313	$233,477	$204,843	$202,561
Interest expense, net	29,814	7,243	7,514	6,918	8,139
Income tax expense	288,851	88,041	78,613	56,975	65,222
Depreciation and amortization	80,550	20,428	19,994	20,046	20,082
Stock-based compensation	17,069	4,625	6,128	3,427	2,889
Loss on the extinguishment of debt	—	—	—	—	—
Other(a)	(1,841)	2,880	440	801	(5,962)
Adjusted EBITDA	$1,309,637	$377,530	$346,166	$293,010	$292,931

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, gain on purchase of business, realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives, and restructuring costs.